Exhibit 10.3
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 30, 2006 between Parke Acquisition, LLC, a California limited liability company (the “Company”), and Daniel Parke (“Executive”).
W I T N E S S E T H:
     WHEREAS, Parke P.A.N.D.A. Corporation, a California corporation (“PPC”), has been merged with and into the Company, pursuant to the terms of a certain Agreement and Plan of Merger dated as of May 19, 2006 (the “Merger Agreement”), among Electric City Corp. (“ELC”), the Company, PPC, Executive, and The Parke Family Trust as the sole stockholder of PPC; and
     WHEREAS, the Company desires to retain the services of Executive and Executive desires to be employed by the Company, on and subject to the terms and conditions of this Agreement;
     NOW, THEREFORE, the Company and Executive agree as follows:
     1. Employment and Duties. The Company agrees to employ the Executive as President of the Company and the Executive agrees to be employed by the Company, on and subject to the terms of this Agreement. The Executive shall report to and be subject to the authority and direction of the Chief Executive Officer of ELC and the Board of Managers of the Company, shall have responsibility for managing the Company, and shall have such other responsibilities as may from time to time be reasonably prescribed by the Chief Executive Officer of ELC or the Board of Managers of the Company, which shall include but not be limited to overseeing integration and operations of the PPC business as acquired.
     The Executive accepts such employment agrees to concentrate all of his professional time and efforts to the performance of the services described therein, including the performance of such other services and responsibilities as the Board of Directors of the Company may from time to time stipulate and which shall not be inconsistent with the position of Chief Executive Officer. Without limiting the generality of the foregoing, the Executive ordinarily shall devote not less than five (5) days per week (except for vacations and regular business holidays observed by the Company) on a full-time basis, during normal business hours Monday through Friday. The Executive further agrees that when the performance of his duties reasonably requires, he shall be present on the Company’s premises or engaged in service to or on behalf of the Company at such times except during vacations, regular business holidays or weekends.
     Notwithstanding the foregoing, the Company agrees that the Executive shall have the right to participate in outside activities, including but not limited to serving on boards of directors for civic, charitable or business organizations, in a paid or unpaid capacity, so long as such activities are not in direct conflict with the Executive’s obligations as outlined herein.

Further, the Executive shall have reasonable, limited use of the Company’s resources and reasonable time during the Company’s business hours to pursue such activities so long as such activities do not unreasonably interfere with his obligations as President of the Company. Upon request by the Company, the Executive agrees to furnish to the Company a list of organizations in which he is involved, including a description of his involvement in such organizations and the amount of any remuneration received or expected to be received from such involvement.
     2. Term. The term of Executive’s employment under this Agreement (the “Employment Period”) shall commence on the date hereof (the “Commencement Date”), and expire on the day preceding the second anniversary of the Commencement Date unless terminated earlier according to the terms of this Agreement (the date of termination being referred to herein as the “Expiration Date”). Executive’s and the Company’s rights and obligations under Sections 9, 10, 11 and 14(g) shall survive the expiration of the term of this Agreement. At the end of the Employment Period, the continuation of Executive’s employment with the Company shall be at the will of the Company and Executive on terms and conditions agreed to by the Company and Executive and there shall be no obligation on the part of the Company or Executive to continue such employment.
     3. Compensation. During the term of this Agreement, Executive shall be paid a gross salary (the “Salary”) at the annual rate of $250,000 as compensation for all services to the Company. Such Salary shall be payable in 24 equal installments in accordance with the Company’s regular payroll practices for salaried employees. The Company shall review Executive’s compensation on an annual basis and give consideration to whether any increase is warranted, in the Company’s sole discretion. Additionally, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement, consistent with the Company’s policies in effect from time to time with respect to reimbursement of business expenses, and subject to Executive’s submission of appropriate expense reimbursement requests and supporting documentation.
     During the Employment Period, the Executive shall also be entitled to an automobile allowance of $800 per month.
     The Executive shall also be entitled to twenty (20) paid vacation days per year during the Employment Period, which will accrue ratably over each twelve (12) month period, beginning on the first day of the Employment Period; provided that he may take his vacation days for each contract year at any time during such year. Up to five (5) vacation days may be accumulated and carried over to the next contract year.
     4. Bonus. Executive will be eligible to participate in an annual bonus plan during the term of this Agreement with goals (the “Annual Goals”) established and approved by the Compensation Committee of the Board of Directors of ELC and subject to approval of the Board of Managers of the Company. At the conclusion of the Plan Year, the Compensation Committee of the Board of Managers of the Company shall determine the level of success achieved by Executive against the Annual Goals and determine the amount of the annual bonus plan payment to the Executive. If Executive’s employment is terminated for reasons other than Due Cause or his voluntary resignation, he will be entitled to receive any bonus earned up to the date of termination as reasonably determined by the Board of Managers of the Company. All payments related to the annual bonus plan are subject to the prior approval by the Board of Managers of the Company.
     5. Stock Options. The Executive is hereby granted stock options (the “Stock Options”) to purchase 46,667 shares of ELC’s common stock at a price (the “Exercise Price”) equal to the closing price of the common stock on the first day of the Employment Period. Such Stock Options shall vest in accordance with the following schedule:
•	Upon execution of this Agreement and the start of the Employment Period, Executive shall become immediately vested in Stock Options to purchase 15,555 shares of the Company’s common stock at the Exercise Price; and

•	On the first anniversary of the first day of the Employment Period, so long as Executive is employed by the Company as its President on such date, Executive shall become immediately vested in Stock Options to purchase 15,556 shares of the Company’s common stock at the Exercise Price; and

•	On the second anniversary of the first day of the Employment Period, so long as Executive is employed by the Company as its President on such date, Executive shall become immediately vested in Stock Options to purchase 15,556 shares of the Company’s common stock at the Exercise Price.
Such Stock Options shall be granted pursuant to the ELC 2001 Stock Option Plan as amended, and to the maximum extent permissible under applicable law and the ELC 2001 Stock Incentive Plan as amended, such Stock Options shall be Incentive Stock Options within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
     For all purposes of this Section 5, a “Change in Control” shall be deemed to have occurred when (i) ELC is merged or consolidated with another entity which is not then controlled by ELC and, as a result, such merger or consolidation results in at least fifty-one percent (51%) or greater of ELC’s common stock being controlled or owned by another entity, or (ii) a majority of the ELC’s assets are sold or otherwise transferred to another entity that is not then controlled by or affiliated with ELC. Upon the occurrence of a Change in Control, the Stock Options granted pursuant to this Section 5 shall be automatically and immediately vested and become exercisable by Executive, subject to the terms of Section 8 of this Agreement.
     Unless otherwise provided herein, the terms of the Stock Options granted pursuant to this Section 5 shall be governed in accordance with the provisions of ELC’s 2001 Employee Stock Incentive Plan (the “Plan”). The Stock Options issued pursuant to this agreement shall be incentive stock options to the extent permitted by law and the terms of the Plan, and the balance shall be non-qualified options. If Executive’ employment with the Company is terminated, as provided in Section 8, such Stock Options (whether or not vested) shall survive or terminate as provided under Section 8.
     6. Registration Rights. Executive shall have piggy-back registration rights for all shares of ELC’s common stock obtained through the exercise of any Stock Options granted pursuant to Section 5 for any registration statement filed by ELC with the Securities and Exchange Commission, except that Executive agrees to waive his registration rights for any registration undertaken at the request of, or registration that includes, the holders of shares of common stock received pursuant to conversion of ELC’s Series E Convertible Preferred Stock to the extent that such waiver is requested by such holders. In addition, Executive agrees that his registration rights shall be subject to underwriter cutbacks as may be requested by an underwriter with respect to an underwritten registration of ELC’s common stock.
     7. Benefits. During the term of this Agreement, Executive shall be entitled to participate in and receive all benefits generally provided to its senior executives by ELC from time to time.
     8. Disability; Death; Resignation; Termination for Due Cause.
     (a) Termination for Due Cause. The Employment Period may be terminated for “Due Cause” (as defined below) by the Company upon the affirmative vote of a majority of the Board of Managers (a “Termination Vote”). Upon a Termination Vote, a written notice of such termination shall be given to Executive in the manner required by Section 14(d) hereof. For purposes hereof, “Due Cause” shall mean any of the following:
(i)	a material breach by Executive of his covenants under this Agreement if such material breach is not remedied within fifteen (15) calendar days following written notice thereof from the Company or any Manager of the Company, or, if the breach cannot be remedied within fifteen (15) days, such longer time (not to exceed forty five (45) days) as may be reasonably necessary for Executive to remedy such breach if Executive commences and diligently pursues efforts to remedy such breach;

(ii)	commission by Executive of a felony, or of theft or embezzlement of property of the Company;

(iii)	actions by Executive (other than actions taken with the approval of the Board) which result in a material injury to the businesses, properties or reputation of the Company or any of its subsidiaries;

(iv)	refusal to perform or substantial neglect of the duties assigned to Executive pursuant to Section 1 of this Agreement if such refusal or neglect is not remedied within fifteen (15) calendar days following written notice thereof from the Company or any Manager of the Company; or

(v)	any material violation of any statutory or common law duty of loyalty to the Company.

All compensation to Executive under this Agreement shall immediately terminate upon the effective date of any termination of the Employment Period for Due Cause hereunder (other than any earned but unpaid salary, bonus and vacation in accordance with Sections 3, 4 and 7, respectively, herein for the period ending on the date of termination) and all vested and unvested “Stock Options” (as defined in Section 5) as of such date shall immediately expire, terminate and be of no further force or effect; provided, however, that if the Employment Period is terminated for a reason stated in clause (ii) or clause (iii) (or both) and no other reason is given, and it shall be subsequently determined by a final decision of a court or arbitrator having jurisdiction that Executive did not commit the alleged acts in question, or, in the case of clause (iii) that the acts did not result in a material injury to the businesses, properties or reputation of the Company or any of its subsidiaries, then such vested and unvested Stock Options shall be restored to Executive and he shall be treated as having been terminated pursuant to Section 8(f) for the purposes of his rights with respect to such Stock Options, except that the one year period shall commence on the date of such final determination of such court or arbitrator, which shall be deemed to be the ‘termination date’ for purposes of Section 8(f). Any salary, bonus and accrued vacation shall be payable as follows: salary and accrued vacation shall be paid at the next regularly scheduled payroll date, and any bonus shall be payable in accordance with the applicable bonus plan.
     (b) Termination Due to Death. The Employment Period shall automatically terminate upon the death of Executive and all compensation to Executive shall immediately cease, other than any earned but unpaid salary, bonus and vacation in accordance with Sections 3, 4 and 7, respectively, herein for the period ending on the date of termination. All unvested Stock Options as of such date of death shall immediately vest. Stock Options which are vested prior to the date of death or on the date of death pursuant to the preceding sentence may be exercised by his estate or executor within one (1) year following the date of death. Any Stock Options which are not exercised within such period of one (1) year thereafter shall thereupon expire, terminate and be of no further force or effect. Any salary, bonus and accrued vacation shall be payable as follows: salary and accrued vacation shall be paid at the next regularly scheduled payroll date, and any bonus shall be payable in accordance with the applicable bonus plan.
     (c) Termination Due to Permanent Total Disability. In the event that Executive becomes “Permanently Disabled” (as defined below), the Company, at its option, shall have the right to terminate the Employment Period by written notice to Executive given in the manner required by Section 14(d) hereof. For purposes hereof, “Permanently Disabled” shall mean physical or mental inability of Executive to perform substantially all of the services required pursuant to this Agreement, after reasonable accommodation on the part of the Company, for a continuous period of one-hundred eighty (180) days or for a period aggregating at least one-hundred eighty (180) days in any consecutive twelve (12) month period. In the event that Executive disputes the Company’s determination that he is Permanently Disabled, the determination shall be made by a qualified physician selected jointly by the Company and Executive. In the event of termination of the Employment Period pursuant to this Section 8(c), all compensation to Executive shall immediately cease, other than any earned but unpaid salary, bonus and vacation in accordance with Sections 3, 4 and 7, respectively, herein for the period ending on the date of termination, and any vested Stock Options as of the date of termination shall be exercisable for up to 90 days following such termination. Any Stock Options which are vested on the date of termination may be exercised by Executive within one hundred eighty (180) days following the date of termination. Any Stock Options which are vested on the date of termination and are not exercised within such period of one hundred eighty (180) and are not exercised by Executive within one hundred eighty (180) days following the termination date shall thereupon expire, terminate and be of no further force or effect. All unvested Stock Options as of such date of termination shall immediately terminate. Any salary, bonus and accrued vacation shall be payable as follows: salary and accrued vacation shall be paid at the next regularly scheduled payroll date, and any bonus shall be payable in accordance with the applicable bonus plan.
     (d). Termination by Executive. Executive may terminate the Employment Period and his employment hereunder (i) in the event the Company has breached a material term or condition of this Agreement which is not cured or remedied within fifteen (15) days following Executive’s giving written notice of such breach to the Board of Managers of the Company, or (ii) at Executive’s convenience pursuant to Section 8(e) below. In the event that Executive terminates the Employment Period due to an uncured breach by the Company, such action shall be deemed to be a termination of the Employment Period by the Company without Due Cause pursuant to Section 8(f) hereof. Any salary, bonus and accrued vacation payable with respect to such termination shall be in accordance with Sections 3, 4 and 7 hereof.
     (e) Executive’s Termination For Convenience. In the event that the Employment Period is terminated by Executive at his convenience, then Executive will be due any earned but unpaid salary, bonus and vacation in accordance with Sections 3, 4 and 7, respectively, herein, and any vested Stock Options as of the date of termination shall be exercisable for up to ninety (90) days following such termination. Any Stock Options which are vested on the date of termination and are not exercised by Executive within ninety (90) days following the termination date shall thereupon expire, terminate and be of no further force or effect. Any unvested Stock Options as of the date of termination shall immediately terminate. Any salary, bonus and accrued vacation payable under this Section 8(e) shall be payable as follows: salary and accrued vacation shall be paid at the next regularly scheduled payroll date, and any bonus shall be payable, if at all, to the extent provided in, and in accordance with, the applicable bonus plan.
     (f) Termination Other Than Due Cause, Death, Disability or Resignation. In the event that the Employment Period is terminated for reasons other than Due Cause, death, becoming Permanently Disabled, or Executive’s resignation under Section 8(d) or 8(e), then all Stock Options then held by Executive and scheduled to vest within one (1) year of the date of such termination shall vest immediately and be exercisable at any time within one (1) year after the date of such termination. Any Stock Options which are not exercised within one (1) year following such termination date shall thereupon expire, terminate and be of no further force or effect. Upon any termination under this Section 8(f), the Company shall pay as severance compensation to Executive (i) six (6) months’ salary compensation at his then annual salary compensation rate, plus (ii) any bonus earned as of the termination date, and (iii) any accrued vacation. Such severance compensation shall be paid to Executive as follows: (x) the six (6)

months’ salary compensation shall be payable in installments in accordance with the Company’s regular payroll; (y) any bonus shall be payable in accordance with the applicable terms governing such bonus; and (z) accrued vacation shall be paid on termination.
     (g). Surrender of Properties. Upon any termination of Executive’s employment with the Company, regardless of the cause therefore, Executive shall be deemed to have resigned from the Company’s Board of Managers and as an officer of the Company, if serving as such at that time, and shall promptly deliver to the Company all property provided to him by the Company for use in relation to his employment and any and all sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, businesses and operations of the Company.
     (h) Contractor’s License. So long as Executive is employed by the Company (or, while the Company is a subsidiary of ELC, ELC or any affiliate of ELC), the Company may use Executive’s C-10 Electronic Contracting License and Executive will be the sponsoring agent for the Company. If Executive ceases to be employed by the Company (or while the Company is a subsidiary of ELC, ELC or an affiliate of ELC), for any reason, Executive shall retain all rights to such license.
     9 Confidentiality Covenant.
     (a) Confidential Information. Executive recognizes and acknowledges that, by virtue of and in the course of his employment with the Company, Executive shall come into contact with, be exposed to, learn about, discover, develop, generate or contribute to trade secrets, proprietary information or other Confidential Information. For the purposes of this Agreement, the term “Confidential Information” means all information or data at any time in the possession of or accessible to Executive relating to the business and affairs of the Company or of ELC or of any other subsidiary of ELC (each, a “Company Affiliate”) and not generally known outside of the Company or the Company Affiliates, whether or not the Company or a Company Affiliate invokes special measures to protect such information or data, and shall include, without limitation, the Company’s and the Company Affiliates’ data, designs, compilations of information, apparatus, computer programs, identity of suppliers, identity of customers, customer requirements, cost or price data, research data, business plans, marketing or sales plans and information, financial data, salary and wage information, policies and procedures, manufacturing and sales know-how and any other information that is proprietary to or a trade secret of the Company or any Company Affiliate, whether or not such information is considered a trade secret within the meaning of applicable law. All Confidential Information, in whatever form it may exist, whether in Executive’s memory or in some physical or electronic or computerized form, is and shall be the sole and exclusive property of the Company and the Company Affiliates. The rights and protections granted herein with respect to Confidential Information are in addition to the rights, remedies and protections afforded to the Company under any applicable law, statute or regulation.

     (b) Agreement Not To Disseminate Confidential Information. Executive agrees that he will not, at any time or in any manner, either directly or indirectly, publish, communicate or otherwise reveal to any person or entity, or use for any purpose whatsoever, except as may be necessary in the course of performing his obligations to the Company, or as may be required by applicable law, statute or regulation, any Confidential Information. Executive further agrees to notify the Company before disclosing any Confidential Information under compulsion of law and to cooperate with the Company in deciding the substance and manner of such disclosure. Executive hereby specifically agrees that all Confidential Information is valuable, material and significantly affects the effective and successful conduct of the Company’s and the Company Affiliates’ businesses and related good will.
     (c) Public Information. Notwithstanding the foregoing, the confidentiality obligations set forth above shall not apply to any information that now is or hereafter becomes generally known to the public (other than as a result of a breach of this Agreement or a similar agreement under which the Company or a Company Affiliate has rights).
     (d) Protection of Confidential Information. Executive will take all necessary steps and precautions to protect any Confidential Information. Upon termination of Executive’s employment with the Company or upon the Company’s written request, Executive shall promptly turn over to the Company any and all correspondence, notes, agreements, memoranda, computer disks and tapes, documents and other media and other property of the Company in Executive’s control containing or reflecting Confidential, Information, keeping no copies or extracts.
     (e) Remedies. Executive agrees that money damages may not constitute an adequate remedy for the violation by Executive of this Section 9, and any such violation by Executive is likely to cause irreparable damage to the Company and that such damages would be difficult to determine. Accordingly, in the event of any such violation or any threatened violation of this Section 9, in addition to all other legal and equitable remedies available to the Company, the Company shall be entitled to injunctive relief, both temporary and permanent, without bond, to enforce the provisions of such Sections. The non-prevailing party in any final, unappealable decision regarding enforcement of this Section 9 shall be responsible for and indemnify the prevailing party for all reasonable legal fees, court costs and related expenses incurred by such prevailing party in seeking enforcement.
     10. Inventions and Discoveries. All discoveries, inventions, processes, methods and improvements, conceived, developed, or otherwise made by Executive, alone or with others, at any time while he is employed by the Company or any Company Affiliate, and which
     (i) in any way relates to the Company’s present or proposed business or products, or
     (ii) in any way relates to the Company’s actual or demonstrably anticipated research or development, or

     (iii) results from work performed by Executive for the Company, whether or not patentable or subject to copyright protection, and whether or not reduced to tangible form or practice (“Developments”), shall be the sole property of the Company. Executive hereby assigns to the Company all proprietary right, title and interest of Executive throughout the world in and to all Developments. Executive hereby agrees that the Developments constitute works made for hire under the patent and copyright laws of the United States of America.
     11. Court Authorized to Modify Covenants. If a court or other body of authority and competent jurisdiction determines that the covenant contained in Section 9 of this Agreement are unenforceable, in whole or in part, due to the duration or geographic scope of the restrictions or limitations imposed therein or for any other reason, then such court or other body of authority is hereby authorized and directed by the Company and the Executive to make such modifications to Section 9 as are necessary to render said covenants enforceable to the maximum extent permitted under applicable law.
     12 Survival of Covenants. The covenants set forth in Sections 9 and 10 herein shall survive the termination of the Employment Period or termination of this Agreement for a period of two (2) years.
     13. Miscellaneous Provisions.
     (a) Governing Law. This Agreement shall be governed by the internal laws (as opposed to conflicts of laws) and decisions of the State of California.
     (b) Severability. Subject to the provisions of Section 11 above, if any provision of this Agreement shall be held to be invalid by reason of the operation of any applicable law, or by reason of the interpretation placed thereon by any court or other governmental body, (i) this Agreement shall be construed as not containing such provision and a substitute provision shall be inserted therefore by such court or other governmental body which effectuates to the maximum extent permitted by law the intent of the parties hereto, (ii) such provision and the replacement thereof shall not affect the validity of any other provision hereof, and (iii) any and all other provisions hereof which otherwise are lawful and valid shall remain in full force and effect.
     (c) No Waiver. The failure of the Company to assert any of its rights under this Agreement or the delay or partial enforcement of any of its rights hereunder shall not operate or be construed as a waiver of any breach of this Agreement, except as such waiver may be expressly set forth in writing and signed by the Company. The waiver by the Company of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach, whether of the same or of a different character.
     (d) Notices. All notices, demands and other communications which may or are required to be given hereunder or with respect hereto shall be in writing, shall be given either by personal delivery or by recognized overnight delivery service, and shall be deemed to have been given or made when personally delivered, addressed as follows:

If to the Company to:	c/o Electric City Corp.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Attn: Chief Executive Officer
Phone: (847) 437-1666
Fax: (847) 437-4969
or to such other address as the Company may from time to time designate to the Executive in accordance with this section.

If to the Executive to:	Mr. Daniel Parke

Phone:
Fax:
No notice, request, demand, instruction, or other document to be given hereunder to any party shall be effective for any purpose unless personally delivered, or delivered by commercial overnight delivery service, or sent by certified or registered mail, return receipt requested, to the appropriate address, or transmitted by telecopier to the fax number provided herein. Notices that are mailed shall be deemed to have been given on the third day following deposit of same in any United States Post Office mailbox in the state to which the notice is addressed or on the fourth day following deposit in any such post office box other than in the state to which the notice is addressed, postage prepaid, addressed as set forth herein. Notices sent via commercial overnight delivery service shall be deemed to have been given the next business day after deposit with the commercial delivery service. Notices that are transmitted via telecopier shall be deemed to have been given the business day transmitted, if transmitted before 3:00 p.m. recipient’s time, and on the next business day, if transmitted after 3:00 p.m. recipient’s time, as evidenced by a telecopier confirmation of successful transmission. The address and telecopier numbers for the purposes of this Section may be changed by giving written notice of such change in the manner herein provided for giving notice.
     (e) Modification. This Agreement shall not be amended, modified or supplemented except in writing and signed by the Company and Executive.
     (f) Headings. The paragraph headings and captions used herein are intended solely for convenience of reference and shall not control or effect the interpretation, meaning or construction of any provision of this Agreement.
     (g) Arbitration. The parties hereto agree that in the event of any disagreements or controversies arising from this Agreement or any other agreements between the Company and Executive relating to the breach, termination or validity thereof or the past, present and future dealings between the parties, such disagreements and controversies shall be subject to binding arbitration in Los Angeles County, California, as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) before one neutral arbitrator. Such arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of written notice of said disagreement or controversy. If the parties cannot mutually agree to an arbitrator within thirty (30) days, then the AAA shall designate the arbitrator. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (excluding attorneys’ fees) shall be paid by the non-prevailing party or as determined by the arbitrator. This paragraph shall survive the termination of this Agreement.
[Balance of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed as of the date first above written.

PARKE INDUSTRIES, LLC

By: Name:	/s/ Jeffrey Mistarz Jeffrey Mistarz
Title:	Manager

/s/ Daniel Parke

Daniel Parke